EXHIBIT 99.1
ABM INDUSTRIES ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
Company Achieves 68% Increase in Income From Continuing Operations
Company Raises Fiscal 2005 Guidance
SAN FRANCISCO, CA — September 7, 2005 — ABM Industries Incorporated (NYSE:ABM), a leading facility services contractor in the United States, today reported income from continuing operations for the third quarter of fiscal 2005 was $21.7 million ($0.43 per diluted share), up 68.2%, compared to $12.9 million ($0.25 per diluted share) for the prior year third quarter. Sales and other income for the third quarter of fiscal 2005 were $650.1 million, up 6.1% from $612.8 million in the third quarter of fiscal 2004. Net income for the quarter ended July 31, 2005, which included an after-tax gain of $14.2 million ($0.29 per diluted share) as a result of the previously announced sale of substantially all of the operating assets of CommAir Mechanical Services in the third quarter was $35.9 million ($0.72 per diluted share) compared to $13.1 million ($0.26 per diluted share) for the third quarter of fiscal 2004.
“During the third quarter, we achieved record revenue and quarterly earnings above our previous guidance,” commented Henrik Slipsager, ABM’s president and chief executive officer. “We experienced revenue and operating profit gains in our janitorial, parking, security and engineering segments due to contributions from acquisitions, new customers, and expansion of services with existing customers. In addition, we repurchased nearly 1.4 million shares of stock, bringing the fiscal year-to-date total to 1.6 million shares,” he added.
“We successfully completed the sale of CommAir Mechanical Services during the third quarter, which highlights and reinforces ABM’s strategy of focusing our financial and management resources on the businesses we are confident will grow and contribute to our position as a leading national service provider. We were also pleased with our handling of a labor dispute involving Service Employee union organizing in Houston, Texas. Despite work stoppages at various customer locations around the country, ABM was able to continue operations and provide uninterrupted service to its customers with no loss of business. The labor dispute relating to Houston has now been successfully resolved,” he continued.
The 2005 actuarial report covering substantially all of the Company’s self-insurance reserves was completed in the third quarter of 2005. The report showed favorable developments in the California workers’ compensation and general liability claims, which required the Company to record in the third quarter of 2005 a $9.0 million pre-tax ($5.5 million after-tax or $0.11 per diluted share) benefit from the reduction of the Company’s self-insurance reserve. Of the $9.0 million, $5.5 million ($3.5 million after-tax or $0.07 per diluted share) was attributable to reserves for 2004 and prior years, while $3.5 million ($2.2 million after-tax or $0.04 per diluted share) was a reduction of the insurance provision for the six months of fiscal 2005. The $5.5 million ($3.5 million after-tax or $0.07 per diluted share) was recorded by Corporate, while the $3.5 million ($2.2 million after-tax or $0.04 per diluted share) was allocated to the operating segments.
Mr. Slipsager continued, “I am very pleased that through the efforts of our safety and insurance departments, and in coordination with our service operations, the safety programs we developed and implemented have now resulted in a reduction of expenses associated with our California workers’ compensation and general liability programs. These reductions will enable us to be more competitive going forward.”
The Company’s income from continuing operations during the first nine months of fiscal 2005 was $39.9 million ($0.79 per diluted share), up 51.5%, compared to $26.3 million ($0.53 per diluted share) for the same period last year. Sales and other income for the nine months ended July 31, 2005 were $1.93 billion, up 9.8%, compared to $1.76 billion for the comparable period last year. Net income, which includes income from discontinued operations, was $54.3 million ($1.08 per diluted share) up 102.6% compared to $26.8 million ($0.54 per diluted share) for the first nine months of 2004.
“Given the current economic climate and our improving operational strength, we are increasing our fiscal 2005 guidance for net income from $1.36 to $1.40 per diluted share. This excludes acquisitions but includes the net effect of higher than anticipated costs related to the first year Sarbanes-Oxley 404 reporting and the expected fourth quarter gain from the sale of one of our parking leases,” Slipsager concluded.
Conference Call
On Thursday, September 8, 2005 at 6:00 a.m. (PDT), ABM will host a live webcast of remarks by President and Chief Executive Officer Henrik C. Slipsager, and Executive Vice President and Chief Financial Officer George B. Sundby. The webcast will be accessible at www.irconnect.com/primecast/05/q3/abm_3q2005.html. Listeners are asked to be online at least fifteen minutes early to register, as well as to download and install any complimentary audio software that might be required. Following the call, the webcast will be available at this URL for a period of one year. In addition to the webcast, a limited number of toll-free telephone lines will also be available for listeners who are among the first to call 877/440-9648 within fifteen minutes before the event. Telephonic replays will be accessible during the period from two hours to seven days after the call by dialing 800/642-1687, and then entering ID # 9050893.
About ABM Industries
ABM Industries Incorporated is among the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2004 revenues in excess of $2.4 billion and more than 73,000 employees, ABM provides janitorial, parking, security, engineering and lighting services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial; Ampco System Parking; ABM Security, which includes American Commercial Security (ACSS) and Security Services of America (SSA); ABM Facility Services; ABM Engineering; and Amtech Lighting Services.
Cautionary Statement Under the Private Securities Litigation Reform Act of 1995.
This press release contains forward-looking statements that set forth management’s anticipated results based on management’s plans and assumptions. Any number of factors could cause the Company’s actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to: (1) an adverse internal control evaluation under Section 404 of the Sarbanes-Oxley Act that affects ABM’s stock price; (2) the Company’s significant accounting and other control costs increase; (3) major labor disputes that disrupt business; (4) an increase in costs that the Company cannot pass on to customers; (5) a change in actuarial analysis that causes an unanticipated change in insurance reserves; (6) a change in the frequency or severity of claims against the Company, a deterioration in claims management, or the cancellation or non-renewal of the Company’s primary insurance policies; (7) low levels of capital investments by customers that impacts project sales of the Lighting segment; (8) intense competition that lowers revenue or reduces margins; (9) a decline in commercial office building occupancy rates lowers sales and profitability; (10) financial difficulties or bankruptcy of a major customer; (11) the loss of long-term customers; (12) weakness in airline travel and the hospitality industry that affects the results of the Company’s Parking segment; (13) acquisition activity slows or is unsuccessful; and (14) other issues and uncertainties that may include: new accounting pronouncements or changes in accounting policies, labor shortages that adversely affect the Company’s ability to employ entry level personnel, the on-going impact of Hurricane Katrina on the United States economy and on the Company’s ability to provide services in the Gulf Coast region, legislation or other governmental action that detrimentally impacts the Company’s expenses or reduces sales by adversely affecting the Company’s customers such as state or locally mandated healthcare benefits, impairment of goodwill and other intangible assets, a reduction or revocation of the Company’s line of credit that increases interest expense and the cost of capital, the resignation, termination, death or disability of one or more of the Company’s key executives that adversely affects customer retention or day-to-day management of the Company, and inclement weather that disrupts the Company in providing services. Additional information regarding these and other risks and uncertainties the Company faces is contained in the Company’s Annual Report on Form 10-K and in other reports it files from time to time with the Securities and Exchange Commission.
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BALANCE SHEET SUMMARY

	July 31,	October 31,
	2005	2004

Assets	(UNAUDITED)
Cash and cash equivalents	$43,202,000	$63,369,000
Trade accounts receivable, net	350,938,000	307,237,000
Assets held for sale	—	14,441,000
Other current assets	106,079,000	100,079,000

Total current assets	500,219,000	485,126,000
Goodwill	242,343,000	225,495,000
Other intangibles, net	25,493,000	22,290,000
All other assets	109,299,000	109,613,000

Total assets	$877,354,000	$842,524,000

Liabilities
Liabilities held for sale	$—	$3,926,000
Other current liabilities	252,941,000	250,502,000
Non-current liabilities	151,726,000	145,935,000

Total liabilities	404,667,000	400,363,000
Stockholders’ Equity	472,687,000	442,161,000

Total liabilities and stockholders’ equity	$877,354,000	$842,524,000

SELECTED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended July 31,
	2005	2004

Net cash flows from continuing operating activities	$1,779,000	$7,464,000
Net operational cash flows from discontinued operations	(690,000)	(867,000)

Net Cash Provided By Operating Activities	$1,089,000	$6,597,000
Net Cash Provided by (Used In) Investing Activities	$18,297,000	$(4,866,000)
Common stock issued	$3,662,000	$1,848,000
Stock buyback	(27,160,000)	(9,384,000)
Dividends paid	(5,199,000)	(4,869,000)

Net Cash Used In Financing Activities	$(28,697,000)	$(12,405,000)

	Nine Months Ended July 31,
	2005	2004

Net cash flows from continuing operating activities	$14,490,000	$42,233,000
Net operational cash flows from discontinued operations	372,000	(29,810,000)

Net Cash Provided By Operating Activities	$14,862,000	$12,423,000
Net Cash Used In Investing Activities	$(5,501,000)	$(55,702,000)
Common stock issued	$17,387,000	$7,510,000
Stock buyback	(31,318,000)	(11,073,000)
Dividends paid	(15,597,000)	(14,604,000)

Net Cash Used In Financing Activities	$(29,528,000)	$(18,167,000)

INCOME STATEMENT (UNAUDITED)

	Three Months Ended July 31,		Increase
	2005	2004	(Decrease)

Revenues
Sales and other income	$650,140,000	$612,797,000	6.1%
Gain on insurance claim	—	—	—

Total revenues	650,140,000	612,797,000	6.1%

Expenses
Operating expenses and cost of goods sold	570,959,000	547,891,000	4.2%
Selling, general and administrative expenses	44,417,000	43,683,000	1.7%
Intangible amortization	1,430,000	1,294,000	10.5%
Interest expense	220,000	255,000	-13.7%

Total expenses	617,026,000	593,123,000	4.0%

Income from continuing operations before income taxes	33,114,000	19,674,000	68.3%
Income taxes	11,422,000	6,778,000	68.5%

Income from continuing operations	21,692,000	12,896,000	68.2%
Income from discontinued operations, net of income taxes	(15,000)	252,000	—
Gain on sale of discontinued operation, net of income taxes	14,221,000	—	—

Net Income	$35,898,000	$13,148,000	173.0%

Net Income Per Common Share — Basic
Income from continuing operations	$0.45	$0.26	73.1%
Income from discontinued operations	(0.01)	0.01	—
Gain on sale of discontinued operation	0.29	—	—

	$0.73	$0.27	170.4%

Net Income Per Common Share — Diluted
Income from continuing operations	$0.43	$0.25	72.0%
Income from discontinued operations	—	0.01	—
Gain on sale of discontinued operation	0.29	—	—

	$0.72	$0.26	176.9%

Average Common And Common Equivalent Shares
Basic	49,487,000	48,748,000	1.5%
Diluted	50,462,000	50,226,000	0.5%

	Nine Months Ended July 31,		Increase
	2005	2004	(Decrease)

Revenues
Sales and other income	$1,927,860,000	$1,755,355,000	9.8%
Gain on insurance claim	1,195,000	—	—

Total revenues	1,929,055,000	1,755,355,000	9.9%

Expenses
Operating expenses and cost of goods sold	1,726,542,000	1,585,606,000	8.9%
Selling, general and administrative expenses	139,455,000	125,240,000	11.4%
Intangible amortization	4,264,000	3,239,000	31.6%
Interest expense	713,000	746,000	-4.4%

Total expenses	1,870,974,000	1,714,831,000	9.1%

Income from continuing operations before income taxes	58,081,000	40,524,000	43.3%
Income taxes	18,202,000	14,196,000	28.2%

Income from continuing operations	39,879,000	26,328,000	51.5%
Income from discontinued operations, net of income taxes	233,000	495,000	-52.9%
Gain on sale of discontinued operation, net of income taxes	14,221,000	—	—

Net Income	$54,333,000	$26,823,000	102.6%

Net Income Per Common Share — Basic
Income from continuing operations	$0.81	$0.54	50.0%
Income from discontinued operations	—	0.01	—
Gain on sale of discontinued operation	0.29	—	—

	$1.10	$0.55	100.0%

Net Income Per Common Share — Diluted
Income from continuing operations	$0.79	$0.53	49.1%
Income from discontinued operations	—	0.01	—
Gain on sale of discontinued operation	0.29	—	—

	$1.08	$0.54	100.0%

Average Common And Common Equivalent Shares
Basic	49,470,000	48,658,000	1.7%
Diluted	50,522,000	50,052,000	0.9%

SALES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended July 31,		Increase
	2005	2004	(Decrease)

Sales and Other Income
Janitorial	$384,381,000	$367,539,000	4.6%
Parking	102,767,000	97,856,000	5.0%
Security	74,702,000	65,012,000	14.9%
Engineering	60,882,000	54,296,000	12.1%
Lighting	26,877,000	27,510,000	-2.3%
Corporate	531,000	584,000	-9.1%

	$650,140,000	$612,797,000	6.1%

Operating Profit
Janitorial	$25,165,000	$17,867,000	40.8%
Parking	4,079,000	3,458,000	18.0%
Security	4,302,000	2,594,000	65.8%
Engineering	4,146,000	3,274,000	26.6%
Lighting	927,000	442,000	109.7%
Corporate expenses	(5,285,000)	(7,706,000)	-31.4%

Operating profit from continuing operations	33,334,000	19,929,000	67.3%
Gain on insurance claim	—	—	—
Interest expense	(220,000)	(255,000)	-13.7%

Income from continuing operations before income taxes	$33,114,000	$19,674,000	68.3%

	Nine Months Ended July 31,		Increase
	2005	2004	(Decrease)

Sales and Other Income
Janitorial	$1,141,961,000	$1,073,475,000	6.4%
Parking	303,073,000	285,384,000	6.2%
Security	220,465,000	157,986,000	39.5%
Engineering	176,057,000	154,415,000	14.0%
Lighting	85,080,000	83,060,000	2.4%
Corporate	1,224,000	1,035,000	18.3%

	$1,927,860,000	$1,755,355,000	9.8%

Operating Profit
Janitorial	$47,795,000	$41,666,000	14.7%
Parking	8,915,000	6,269,000	42.2%
Security	9,756,000	5,787,000	68.6%
Engineering	10,327,000	8,691,000	18.8%
Lighting	2,421,000	1,726,000	40.3%
Corporate expenses	(21,615,000)	(22,869,000)	-5.5%

Operating profit from continuing operations	57,599,000	41,270,000	39.6%
Gain on insurance claim	1,195,000	—	—
Interest expense	(713,000)	(746,000)	-4.4%

Income from continuing operations before income taxes	$58,081,000	$40,524,000	43.3%

CONTACT:
George B. Sundby
Executive Vice President and
Chief Financial Officer
ABM Industries Incorporated
(415) 733-4000